Exhibit 99.1

AMDOCS LIMITED

2023 EMPLOYEE SHARE PURCHASE PLAN

AS AMENDED ON JANUARY 30, 2026

The purpose of the Amdocs Limited 2023 Employee Share Purchase Plan (as amended from time to time, the “Plan”) is to provide eligible employees of Amdocs Limited (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to acquire a proprietary interest in the Company through the purchase of Ordinary Shares (as defined in Section 11) of the Company (the “Shares”).  The maximum number of Shares reserved and available for issuance under the Plan shall not exceed in the aggregate 4,600,000 Shares, subject to adjustment as provided in Section 17.  If any purchase of Shares pursuant to an Option (as defined in Section 8) under the Plan is not consummated, the Shares not purchased will again become available for issuance under the Plan.

The Plan includes two components: (a) one component (the “423 Component”) which is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent, and (b) another component (the “Non-423 Component”), which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and under which Options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator (as defined in Section 1) designed to achieve tax, securities laws or other objectives for eligible employees.  Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Unless otherwise defined herein, capitalized terms in the Plan shall have the meaning ascribed to them in Section 11.

1.       Administration.  The Plan shall be administered by a committee (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose.  The Administrator has authority, in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation:

(a)	determine the Offerings;

(b)	adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable;

(c)	interpret the terms and provisions of the Plan;

(d)	correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan;

(e)	make all determinations it deems advisable for the administration of the Plan, including to accommodate the specific requirements of local laws, regulations and procedures; and

(f)	otherwise supervise the administration of the Plan.

The Administrator may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Administrator or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Administrator or such person may have under the Plan.  All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants.  No member of the Board or the committee administering the Plan or any individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

2.       Offerings.  The Company shall make one or more Offerings to eligible employees to purchase Shares under the Plan consisting of a series of Purchase Periods.  Unless otherwise determined by the Administrator, each Purchase Period shall have a duration of six (6) months, with new Purchase Periods commencing on such dates as established by the Administrator (or its delegate).  Prior to the commencement of any Purchase Period, the Administrator (or its delegate) may, in its discretion, designate a different period for any Purchase Period, including by changing the duration, start date or end date for any Purchase Period, provided that no Purchase Period shall exceed twenty-seven (27) months in duration.

3.       Eligibility.

(a)       Unless otherwise determined by the Administrator, all individuals classified as employees on the payroll records of the Company and each Designated Subsidiary and who are customarily employed for more than five (5) months in any calendar year are eligible to participate in any one or more of the Offerings under the Plan. For the sake of clarity, an employee is customarily employed for more than five (5) months in any calendar year if the expectation of their position is that they will be employed for more than five (5) months in such calendar year (and not that their tenure has been for more than five (5) months in such calendar year).

(b)       Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan.  Unless otherwise determined by the Administrator in its discretion (or its delegate), in the event any such individuals are reclassified as eligible employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation, unless such individuals are required to be eligible to participate in the Plan pursuant to applicable law.  Notwithstanding the foregoing, participation in the 423 Component of the Plan shall neither be permitted nor be denied contrary to the requirements of the Code.

4.        Participation.

An eligible employee may participate in an Offering by submitting an enrollment form (which may be in electronic format) to his or her appropriate payroll location no earlier than forty-five (45) days before the Offering Date for the next Purchase Period and no later than seven (7) days before such Offering Date, unless a different deadline is established by the Administrator (or its delegate).  The enrollment form shall:

(a)	state a whole percentage or the amount to be deducted from an eligible employee’s Compensation per pay period (as set forth in Section 5);

(b)	authorize the Company to make such deductions from the eligible employee’s Compensation in accordance with the employee’s instructions;

(c)	authorize the purchase of Shares in each Purchase Period in accordance with the terms of the Plan; and

(d)	incorporate the requirements set forth in Section 26.

An eligible employee who does not enroll in accordance with these procedures shall be deemed to have waived the right to participate.  Each Participant shall be required to file a new enrollment form prior to the commencement of each Purchase Period under the Plan, provided he or she remains eligible, pursuant to the requirements set forth in this Section 4, unless the Administrator (or its delegate) determines that Participant’s deductions and purchases shall continue at the same percentage of amount of Compensation for future Purchase Periods absent a new enrollment form (subject to a Participant’s withdrawal from the Plan (in accordance with Section 7) or termination of employment (in accordance with Section 21).  Notwithstanding the foregoing, participation in the 423 Component of the Plan shall neither be permitted nor be denied contrary to the requirements of the Code.

5.       Employee Contributions.  Each eligible employee may authorize payroll deductions at a minimum of one percent (1%) and up to a maximum of ten percent (10%) of such employee’s Compensation for each pay period.  The Company shall maintain book accounts showing the amount of payroll deductions made by each Participant for each Purchase Period.  No interest shall accrue or be paid on payroll deductions, except as may be required by applicable law.  If payroll deductions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator (or its delegate) in its discretion), the Administrator (or its delegate) may require Participants to contribute to the Plan by such other means as determined by the Administrator (or its delegate).  Any reference to “payroll deductions” in this Section 5 (or in any other section of the Plan) shall similarly cover contributions by other means made pursuant to this Section 5.

6.       Deduction Changes.  Except as may be determined by the Administrator (or its delegate) in advance of a Purchase Period, a Participant may not increase or decrease his or her payroll deduction percentage during any Purchase Period, but may increase or decrease his or her payroll deduction percentage with respect to the next Purchase Period (subject to the limitations of Section 5) by filing a new enrollment form no earlier than forty-five (45) days before the Offering Date for such Purchase Period and no later than seven (7) days before such Offering Date, unless a different deadline is be established by the Administrator (or its delegate).  The Administrator (or its delegate) may, in advance of any Purchase Period, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during a Purchase Period.

7.       Withdrawal.  A Participant may withdraw from participation in the Plan or a Purchase Period by delivering a written notice of withdrawal to the Company in accordance with such procedures as may be established by no later than forty (40) days prior to the end of a Purchase Period, unless a different deadline or window is established by the Administrator (or its delegate).  The Participant’s withdrawal shall be effective as of the next business day.  Following a Participant’s withdrawal, the Company shall as soon as practically possible refund such individual’s entire account balance under the Plan (without interest) to him or her (after payment for any Shares purchased before the effective date of withdrawal).  Partial withdrawals are not permitted.  Such an employee may not begin participation again during the remainder of the Purchase Period, but may enroll in a subsequent Purchase Period by submitting a new enrollment form in accordance with Section 4.

8.       Grant of Options.

(a)       On each Offering Date, each eligible employee who is then a Participant in the Plan shall receive an option (“Option”) to purchase on the last trading day of a Purchase Period (the “Exercise Date”), at the Option Price hereinafter provided for, the lower of (a) a number of Shares determined by dividing such Participant’s accumulated payroll deductions (without interest) on such Exercise Date by the Option Price (as defined herein) and (b) such maximum number of Shares as shall have been established by the Administrator in advance of the Offering (which, if no maximum is established in advance of any Purchase Period, shall be 600 Shares); provided, however, that such Option shall be subject to the limitations set forth below.  Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions (without interest) on the Exercise Date (with payroll deductions withheld in a currency other than U.S. dollars converted into U.S. dollars using such exchange ratio as the Administrator (or its delegate) may establish in its good faith discretion).  Unless otherwise determined by the Administrator in advance of a Purchase Period, the purchase price for each Share purchased under each Option (the “Option Price”) shall be eighty-five percent (85%) of the Fair Market Value of the Shares on the Offering Date or the Exercise Date, whichever is less.

(b)       Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any Parent or Subsidiary.  For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the share ownership of a Participant, and all Shares which the Participant has a contractual right to purchase shall be treated as Shares owned by the Participant.

(c)       No Participant may be granted an Option under the 423 Component which permits his or her rights to purchase Shares under the Plan, and any other employee share purchase plan of the Company and its Designated Subsidiaries, to accrue at a rate which exceeds twenty-five thousand U.S. dollars (US$25,000) of the fair market value of such Shares (determined on the applicable Offering Date) for each calendar year in which the Option is outstanding at any time.  The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9.       Exercise of Option and Purchase of Shares.  Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole Shares reserved for the purpose of the Plan as his or her accumulated payroll deductions (without interest and converted from the applicable currency to U.S. dollars in the manner described in Section 8(a), if applicable) on such date will purchase at the Option Price, subject to the limitations set forth in Section 8 and any other limitations contained in the Plan.  Unless otherwise determined by the Administrator (or its delegate), any amount remaining in a Participant’s account at the end of a Purchase Period solely by reason of the inability to purchase a fractional Share shall be refunded to the Participant as soon as practically possible after the completion of the Purchase Period.

10.       Issuance of Certificates.  Shares purchased under the Plan shall be registered only in the name of the employee or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose in the manner permitted by the Company.  The Company will not be required to deliver any certificates evidencing Shares and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock/share plan administrator).

11.       Definitions.  For the purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b)	“Compensation” means the amount of base compensation (including base salary and other base pay) paid to the employee; provided that the Administrator (or its delegate) may in its discretion, prior to the commencement of a Purchase Period, add additional components of Compensation to be deducted from payroll in a particular jurisdiction or jurisdictions, subject to applicable law in such jurisdiction or jurisdictions.

(c)	“Designated Subsidiary” means any present or future Subsidiary or Affiliate that has been designated by the Administrator (or its delegate) to participate in the Plan. The Administrator (or its delegate) may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Administrator (or its delegate) may also determine which eligible employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component, and determine which Designated Subsidiaries will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries that are taxed as corporations under the Code may be Designated Subsidiaries; provided, however, that, at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the Non-423 Component.

(d)	“Fair Market Value” per Share means, as of any date, the value of Shares determined as follows: (i) if the Ordinary Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Administrator, in its sole discretion, shall determine; (ii) if the Ordinary Shares are then traded on a national securities exchange, the closing sales price per Ordinary Share on the national securities exchange, on which the Ordinary Shares are principally traded, for the last preceding date on which there was a sale of such Ordinary Shares on such exchange; or (iii) if the Ordinary Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Ordinary Shares in such over-the-counter market for the last preceding date on which there was a sale of such Ordinary Shares in such market.

(e)	“Offering” means the grant of Options to purchase Shares under the 423 Component or the Non-423 Component of the Plan to eligible individuals under terms approved by the Administrator.

(f)	“Offering Date” means the first trading day of each Purchase Period.

(g)	“Ordinary Shares” means shares of ordinary shares, par value £0.01 per share, of the Company.

(h)	“Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

(i)	“Participant” means an individual who is eligible to participate in the Plan as determined in Section 3 and who has complied with the provisions of Section 4.

(j)	“Purchase Period” means the duration of an Offering as established by the Administrator and described in Section 2.

(k)	“Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12.       Rights on Termination of Employment.

(a)       If a Participant’s employment terminates for any reason before the Exercise Date for any Purchase Period, the balance in the Participant’s account shall be refunded as soon as practically possible after the date of termination to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary, as if such Participant had withdrawn from the Plan under Section 7.

(b)       Unless otherwise determined by the Administrator, a Participant shall be deemed to have terminated employment, for this purpose, if (i) the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, (ii) the employee is transferred to any corporation other than the Company or a Designated Subsidiary or (iii) the employee transfers employment between, or terminates employment with an immediate rehire (with no break in service) by, the Company or a Designated Subsidiary. If a Participant transfers (in a manner that does not result in a termination of employment under the Plan) from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option shall be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code.  If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option shall remain non-qualified under the Non-423 Component.  An employee shall not be deemed to have terminated employment for this purpose if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, so long as the employee’s right to reemployment is guaranteed by a statute, by contract or under the policy pursuant to which the leave of absence was granted, or if the Administrator otherwise provides in writing.

(c)       If a Participant ceases to be employed by the Company or any Designated Subsidiary for any reason whatsoever (including as a result of being wrongfully or unfairly dismissed) he or she shall not be entitled, and by participating in the Plan he or she shall be deemed to have waived any possible entitlement, to any sum or benefit accrued or in prospect as a result of that participation and no such loss or curtailment shall form part of any claim for damages for breach of the Participant’s contract of employment or compensation for dismissal or any other claim whatsoever.

13. Special Rules and Sub-Plans.  Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contributions by other means, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements; provided that, a delegate of the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Subsidiary where such rules or sub-plans are necessary to comply with applicable law; provided, further, that, if such special rules or sub-plans are inconsistent with the requirements of Section 423(b) of the Code, the employees subject to such special rules or sub-plans will participate in the Non-423 Component.

14. Optionees Not Shareholders.  Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the Shares covered by an Option under the Plan until such Shares have been purchased by and issued to him or her.  No Participant shall have voting rights in Shares that he or she may purchase until such Shares have actually been purchased and issued by the Participant.

15. Rights Not Transferable.  Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16. Application of Funds.  All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17.  Adjustment in Case of Changes Affecting Shares and Transactions.

(a)       If any change is made in the Shares, or subject to any Option under the Plan, without the receipt of consideration by the Company (through merger, consolidation, amalgamation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of Shares subject to the Plan and the share limitation subject to Section 8, if any, and the outstanding Options shall be appropriately adjusted in the class(es), number of Shares, Option Price and share limitations of such outstanding Options.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.  The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.

(b)       Without limitation on the preceding provisions, in the event of any corporate transaction (as described in Section 424 of the Code), the Board may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares which may be delivered under the Plan, in the number, class of or Option Price available for purchase under the Plan and in the number of the Shares which an employee is entitled to purchase and any other adjustments it deems appropriate.  Without limiting the Board’s authority under the Plan, in the event of any transaction, the Board may elect to have the Options hereunder assumed or such Options substituted by a successor entity, to terminate all outstanding Options, either prior to their expiration or upon completion of the purchase of Shares on the next Exercise Date, to shorten the Offering by setting a new Exercise Date or to take such other action deemed appropriate by the Board.

18. Amendment of the Plan.  The Administrator may at any time and from time to time amend the Plan in any respect, except that, without the approval within twelve (12) months of such action by the shareholders, no amendment shall be made increasing the number of Shares approved for the Plan or making any other change that would require shareholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19. Insufficient Shares.  If the total number of Shares that would otherwise be issued on any Exercise Date plus the number of Shares issued under previous Purchase Periods under the Plan exceeds the maximum number of Shares issuable under the Plan, the Shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated (without interest) on behalf of each Participant that would otherwise be used to purchase Shares on such Exercise Date.

20. Equal Rights and Privileges.  Notwithstanding any provision of the Plan to the contrary, and in accordance with Section 423 of the Code, all eligible employees who are granted Options under the 423 Component of the Plan shall have the same rights and privileges.

21. Termination of the Plan.  The Plan may be terminated at any time by the Board.  Upon termination of the Plan, all amounts in the accounts of Participants shall be refunded as soon as practically possible.

22. Governmental Regulations.  The Company’s obligation to sell and deliver Shares under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such Shares.

23. Governing Law.  The Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

24. Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Shares, from Shares held in the treasury of the Company, or from any other proper source.

25. Tax Withholding.  Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan.  Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including Shares issuable under the Plan.  For this purposes “tax” shall mean Federal, state and local taxes and social security taxes in the US, and their equivalent in any other jurisdiction, for which a Participant is liable by reason of the acquisition, holding or disposal of Shares under the Plan or the receipt of any other benefit in connection with it and which the Company or any Subsidiary is liable to account for on the Participant’s behalf.

26. Notification Upon Sale of Shares.  Each Participant agrees, by entering the 423 Component of the Plan, to provide, if requested by the Company, prompt notice of any disposition of Shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such Shares were purchased or within one year after the date such Shares were purchased.

27.  Data Protection.  The Participant acknowledges that the participation in the Plan entails the processing of the Participant’s personal data by the Company and its Affiliates, trustees or third parties service providers; as well as sharing such personal data with public authorities in territories which may be outside the country of residence of the Participant, such as the United States of America and Guernsey. Such processing activities shall be carried out for the purposes of executing the Plan and in accordance with Amdocs’ Employee Privacy Notice as available to the Participant at Amdocs’ Portal.

28. Effective Date and Approval of Shareholders.  The Plan shall, subject to shareholder approval in accordance with applicable law, take effect upon the filing of a Form S-8 Registration Statement with the Securities and Exchange Commission for the Shares offered under the Plan.